SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	January 9, 2009

MRU Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33073	33-0954381
(Commission File Number)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 13th Floor New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 398-1780

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on November 20, 2008, MRU Holdings, Inc. (the “Company”) entered into a Third Amendment agreement (the “Third Amendment”) with respect to its 12% senior secured notes (the “Senior Secured Notes”). The Third Amendment was made by and among the Company; Embark Corp. (“Embark”), Embark Online, Inc. (“Embark Online”), Goto College Holdings Inc. (“Goto College”), iempower, inc. (“iempower”), MRU Originations, Inc. (“MRU Originations”), and MRU Universal Guaranty Agency, Inc. (“MRU Universal”; Embark, Embark Online, Goto College, iempower, MRU Originations and MRU Universal, collectively, the “Subsidiaries”), each of which is a subsidiary of the Company; Longview Marquis Master Fund, L.P., a British Virgin Islands limited partnership (including as successor to The Longview Fund, L.P., a California limited partnership, under the Purchase Agreement (as defined below), “Buyer”); and Viking Asset Management, LLC (“Viking”), a California limited liability company, in its capacity as collateral agent for the benefit of Buyer (in such capacity, the “Collateral Agent”).

Among other things, the Third Amendment amended certain provisions of the Purchase Agreement including the covenant with respect to the amount of the Company’s indebtedness as it relates to payables. The covenant was amended to require payables not to exceed $12,000,000 on or prior to January 8, 2009 and $5,000,000 after January 8, 2009. In addition, the Third Amendment provided that the January 8, 2009 date on which the payables limit decreased to $5,000,000 was instead be extended to January 31, 2009 if on or prior to January 8, 2009 (and thereafter) certain conditions are satisfied. These conditions were that on or before January 8, 2009 (i) the Company shall have entered into definitive documentation to sell assets or raise debt or equity funds in an amount no less than the greater of $50,000,000 and the amount reasonably necessary for the Company to operate its then existing business on a positive net income basis and to satisfy the Company’s debt and financial obligations including its obligations under the Senior Secured Notes, (ii) the Company shall have placed $11,200,000 in a segregated bank account for the benefit of holders of the Senior Secured Notes as security for the Senior Secured Notes until they are repaid in full, and (iii) the Company and the Subsidiaries shall have since November 20, 2008 been in compliance with the transaction documents entered into in connection with the Senior Secured Notes and during such time there shall have been no default under the Senior Secured Notes. Moreover, pursuant to the Third Amendment, the Company and its Subsidiaries agreed to maintain unrestricted and unencumbered cash on hand in an aggregate amount of not less than $4,350,000, and Embark agreed to maintain unrestricted and unencumbered cash on hand of not less than $1,500,000.

In connection with the Third Amendment, the subsidiaries granted certain security interests for the benefit of the holders of the Senior Secured Notes in support of certain guaranties of the Senior Secured Notes provided by the subsidiaries at the time the Senior Secured Notes were first issued. The security interests were granted pursuant to a Pledge Agreement and a Security Agreement (as well as a Trademark Security Agreement and a Copyright Security Agreement), as previously disclosed.

On January 9, 2009, the Company entered into the Fourth Amendment to the Purchase Agreement.  Among other things, the Fourth  Amendment amends certain provisions of the Purchase Agreement including the covenant with respect to the amount of the Company’s indebtedness as it relates to payables.  The covenant was amended to extend the date by which the Company’s receivables must decrease to $5,000,000 until January 21, 2009.   In addition, the Fourth Amendment amends the Security Agreement by adding new clauses that require each of the Subsidiaries: (i) to appoint an Independent Director and (ii) to not institute or consent to the institution of any bankruptcy or insolvency proceeding or make any assignments for the benefit or creditor or admit in writing its inability to pay its debts generally as they become due, unless, in each case, the Independent Director affirmatively votes in favor of such action.  Under the terms of the Fourth Amendment, the Independent Director for each Subsidiary: (A)  must be an individual who is  reasonably satisfactory to the Collateral Agent, (B) must be reasonably knowledgeable and experienced in the Subsidiary’s business, and (C) must not have had during the past five years certain kinds of disqualifying relationships with any of the parties to the Purchase Agreement or certain of their related parties.

Pursuant to the Fourth Amendment the certificates of incorporation of each of the Subsidiaries are being amended to make provision for the Independent Director.  These amendments to the certificates of each of the Subsidiaries will also incorporate the prohibition on initiating or consenting to the initiation  of insolvency proceedings as described above, without the consent of the Independent Director.

The Fourth Amendment also requires each Subsidiary to provide director’s and officer’s insurance coverage to its Independent Director.

The forgoing description of  the Fourth Amendment is a brief summary only and is qualified in its entirety by its terms as described in the complete agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Fourth Amendment, dated as of January 8, 2009, by and among the Company, the Subsidiaries, the Buyer and Viking

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MRU HOLDINGS, INC.

January 12, 2009	By:	/s/ Jonathan Coblentz
Name: Jonathan Coblentz
Title: Chief Financial Officer and Treasurer